Exhibit 2.1

EXECUTION VERSION

SECOND AMENDMENT TO MERGER AGREEMENT

This SECOND AMENDMENT TO MERGER AGREEMENT (this “Amendment”) is entered into as of August 9, 2022 by and among WHEELER REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation (“Parent”), WHLR MERGER SUB INC., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub”), WHLR OP MERGER SUB LLC, a Delaware limited liability company and a wholly owned subsidiary of Merger Sub (“OP Merger Sub”, and together with Parent and Merger Sub, the “Parent Parties”), CEDAR REALTY TRUST, INC., a Maryland corporation (the “Company”), and CEDAR REALTY TRUST PARTNERSHIP, L.P., a Delaware limited partnership (the “Operating Partnership”, and together with the Company, the “Company Parties”). Each entity listed above is referred to as a “Party” and collectively the “Parties”.

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of March 2, 2022 (as amended by that certain First Amendment to Merger Agreement among the Parties, dated April 19, 2022, the “Merger Agreement”), pursuant to which the Parent Parties intend to acquire the Company Parties by means of the mergers described therein;

WHEREAS, capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement;

WHEREAS, the Merger Agreement provides for the declaration and payment by the Company of the Closing Dividend, calculated and determined as provided in Section 6.16 of the Merger Agreement, and payable by the Company prior to, and as a condition to, the consummation of the Mergers;

WHEREAS, on even date hereof the Board of Directors of the Company has declared the Closing Dividend in the amount of $19.52 per share of Company Common Stock (the “Per Share Closing Dividend”), payable to holders of record as of the close of business on August 19, 2022 and to be paid on the fourth Business Day following the Closing;

WHEREAS, the Parties anticipate that the Closing will occur on or about August 22, 2022, the conditions to Closing set forth in Article 7 of the Merger Agreement having been satisfied (other than those conditions that by their terms are to be satisfied at the Closing);

WHEREAS, pursuant to Section 3.1(a)(ii) of the Merger Agreement, the Merger Consideration payable to holders of Company Common Stock and OP Units has been determined to be $9.48 per share/unit (the “Per Share Merger Consideration”); and

WHEREAS, the Parent Parties and the Company Parties desire to amend the Merger Agreement pursuant to Section 9.1 thereof to clarify certain matters with respect to payment of the Per Share Closing Dividend and the Per Share Merger Consideration, and as otherwise set forth herein.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein and therein, and for other good and valuable consideration, the Parties hereby agree as follows with respect to the Merger Agreement:

1. Treatment of Restricted Stock and RSU Awards.

(i) The Parties agree that notwithstanding anything in the Merger Agreement to the contrary, payment of the Per Share Merger Consideration on account of shares of Common Stock underlying outstanding Company Restricted Stock Awards and Company Performance RSU Awards shall be made directly by the Surviving Company via the Company’s regular payroll procedures (rather than via the Paying Agent procedures described in Section 3.2 of the Merger Agreement).

(ii) In furtherance of the foregoing, Section 3.3 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Section 3.3 Treatment of Company Compensatory Awards.

(a) Immediately prior to the Excluded Asset Closings, and contingent upon the occurrence of the Effective Time, each Company Restricted Stock Award shall become fully vested and nonforfeitable and the holder thereof shall have the right to receive the Merger Consideration as set forth in this Section 3.3.

(b) Immediately prior to the Excluded Asset Closings, and contingent upon the occurrence of the Effective Time, each Company Performance RSU Award shall fully vest in accordance with its terms and the holder thereof shall have the right to receive the Merger Consideration as set forth in this Section 3.3.

(c) The Parties stipulate that, as of the Closing, there will be 111,524 of shares of Common Stock underlying outstanding and fully vested Company Restricted Stock Awards, and 113,636 shares of Common Stock underlying outstanding and fully vested Company Performance RSU Awards (collectively, the “Award Shares”). Award Shares shall be deemed issued and outstanding shares of Company Common Stock for all purposes of Section 3.1(a)(ii) hereof.

(d) Prior to the Effective Time, Parent shall deposit with the Company (pursuant to wire instructions timely provided by the Company in advance) cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration per share on the Award Shares. Such amount shall be deducted from the amount Parent is required to deposit with the Paying Agent pursuant to Section 3.2(a) hereof. Within four (4) Business Days after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, pay the Merger Consideration on account of all Award Shares to the applicable holders thereof. Exchange of Award Shares for Merger Consideration shall be effected by the Surviving Company pursuant to the Company’s standard payroll procedures.

(e) Effective as of the Effective Time, (i) the Company Equity Incentive Plan shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Acquired Company thereof shall be cancelled and (ii) no participant in the Company Equity Incentive Plan or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Company or any Subsidiary thereof.

(f) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Incentive Plan) shall adopt such resolutions or take such actions as may be required to effect the provisions of this Section 3.3.

2. Payment of the Per Share Closing Dividend

(i) Notwithstanding anything in the Merger Agreement to the contrary, the Parties agree that (A) payment of the Per Share Closing Dividend on account of shares of Common Stock underlying Award Shares shall be made directly by the Surviving Company via the Company’s regular payroll procedures, and (B) payment of the Per Share Closing Dividend may be made by the Paying Agent and the Surviving Company, as applicable, to all applicable holders of Company Common Stock, OP Units and Award Shares on the date that is four (4) Business Days following the Closing (rather than prior to Closing).

(ii) In furtherance of the foregoing, Section 7.3 of the Merger Agreement is hereby amended by replacing paragraph (e) in its entirety with the following:

“(e) an amount equal to the Closing Dividend Amount in cash in immediately available funds shall have been deposited by the Company with the Paying Agent (less such aggregate amount as is necessary for the Surviving Company to pay the Closing Dividend with respect to Award Shares).”

3. No Other Amendments. Each future reference to “this Agreement” and other similar references set forth in the Merger Agreement shall refer to the Merger Agreement as modified by this Amendment. Except as and to the extent expressly modified by this Amendment, the Merger Agreement is not otherwise being amended, modified or supplemented and shall remain in full force and effect in accordance with its terms.

4. Counterparts. This Amendment may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CEDAR REALTY TRUST, INC.

By:	/s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

CEDAR REALTY TRUST PARTNERSHIP, L.P.

By:	/s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ M. Andrew Franklin
Name: M. Andrew Franklin
Title: Chief Executive Officer

WHLR MERGER SUB INC.

By:	/s/ M. Andrew Franklin
Name: M. Andrew Franklin
Title: President

WHLR OP MERGER SUB LLC

By: WHLR Merger Sub Inc., its sole member

By:	/s/ M. Andrew Franklin
Name: M. Andrew Franklin
Title: President